UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  (Date of earliest event reported) March 6, 2024

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10607	36-2678171
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

307 North Michigan Avenue	Chicago	Illinois	60601
(Address of principal executive offices) (Zip Code)

(312)	346-8100
(Registrant’s telephone number, including area code)

N /A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock / $1 par value	ORI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2024, the Board of Directors (the “Board”) of Old Republic International Corporation (the “Company”) approved grants of restricted stock units and performance-based stock units to the named executive officers (as identified in the Company’s 2023 proxy statement) under the Old Republic International Corporation 2022 Incentive Compensation Plan. A summary of the terms of these awards is set forth below.

Description of RSU Awards

On March 6, 2024, the Compensation Committee of the Board (the “Compensation Committee”) granted the named executive officers awards of restricted stock units with dividend equivalent rights under the Company’s 2022 Incentive Compensation Plan (the “RSUs”), as follows: Craig R. Smiddy, 28,912 units; Frank J. Sodaro, 9,032 units; W. Todd Gray, 10,537 units; and Stephen J. Oberst, 12,042 units. The RSUs are rights to receive shares of common stock, which vest in three equal installments beginning one year after the date of the award. Within 60 days after each installment vests annually, the vested RSUs will be paid in common stock, and any associated dividend equivalents will be paid in cash. If a grantee dies or retires in good standing after attaining age 65 and 10 years of service or due to disability, or upon the Company’s divestment of grantee’s employer, the RSUs will continue to vest on the scheduled vesting date(s) and will pay out at the annual scheduled payment dates. In addition, the 2022 Incentive Compensation Plan contains additional terms regarding the treatment of an RSU award upon a change of control of the Company.

Description of PSU Awards

On March 6, 2024, the Compensation Committee granted the named executive officers awards of performance-based restricted stock units with dividend equivalent rights under the Company’s 2022 Incentive Compensation Plan (the “PSUs”), as follows: Craig R. Smiddy, 86,737 units; Frank J. Sodaro, 27,100 units; W. Todd Gray, 31,700 units; and Stephen J. Oberst, 36,250 units. The PSUs are rights to receive shares of common stock, which vest, if at all, based on the achievement of specified performance criteria, measured over a 3-year performance period. The performance criteria for the 2024 PSUs granted to all of the named executive officers consist of: (i) 3-Year Average Operating ROE, which reflects the operating return on equity over the 3-year performance period, of 6% (threshold), 11% (objective), 18% (maximum) (50% weighting) and (ii) 3-Year Book Value Annual Compound Total Return Per Share (including dividends), which reflects the total return per share over the 3-year performance period, of 6% (threshold), 11% (objective), 18% (maximum) (50% weighting).

The number of shares of common stock earned under the PSUs will depend on the level of achievement (threshold, objective, or maximum) of the performance objectives over the performance period, subject to the weighting criteria referenced above. Less than threshold will earn 0%, meeting the threshold will earn 50%, meeting the objective will earn 100% and meeting or exceeding the maximum will earn 200%, with achievement levels between the threshold and the maximum interpolated accordingly.

After the 3-year performance period, the Compensation Committee will determine the level of achievement of the PSUs. Within 90 days after the date the Compensation Committee certifies the level of achievement, any vested PSUs will be paid in Common Stock and any associated dividend equivalents will be paid in cash. A grantee will forfeit the PSUs upon termination of employment, except in the event grantee dies or retires in good standing after attaining age 65 and 10 years of service or due to disability, or upon the Company’s divestment of grantee’s employer. In the latter circumstances, the grantee will continue to be eligible to vest in the PSUs, depending upon the achievement of the performance as determined after the end of the performance period. In addition, the 2022 Incentive Compensation Plan contains additional terms regarding the treatment of a PSU award upon a change of control of the Company.

Amendment to Form of Option Award Agreement

The Compensation Committee also approved an amendment to the form of option award agreement under the 2022 Incentive Compensation Plan to provide that in the event of the divestment by the Company of an affiliate that employs a grantee, provided that the grantee does not transfer employment to a retained affiliate upon the divestment of the affiliate that employs the grantee, the grantee shall have the right to exercise the vested portion of an option award, in whole or in part, prior to the earlier of (i) the expiration date of the option award or (ii) the fourth anniversary of the date of the divestment.

The foregoing descriptions of the RSUs, PSUs and Option Award Agreement do not purport to be complete and are qualified in their entirety by reference to the applicable award agreements, forms of which are attached as Exhibits hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Award Agreement for Old Republic 2022 Stock Incentive Plan
10.2	Form of Performance-Based Stock Unit Award Agreement for Old Republic 2022 Stock Incentive Plan
10.3	Form of Stock Option Award Agreement for Old Republic 2022 Stock Incentive Plan
104	Cover page Interactive Data file (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OLD REPUBLIC INTERNATIONAL CORPORATION
Registrant

Date: March 8, 2024	By: /s/ Thomas A. Dare
Thomas A. Dare
Senior Vice President,
Secretary and General Counsel